Exhibit 99.1

JOINT FILING AGREEMENT

In accordance with Rule 13d-1(k)(1) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with each of the Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Class A common stock, $0.01 par value per share, of Ares Management Corporation, a Delaware corporation, and that this agreement may be included as an exhibit to such joint filing.

IN WITNESS WHEREOF, the undersigned hereby execute this agreement as of February 14, 2019.

ARES PARTNERS HOLDCO LLC

/s/ Michael D. Weiner
By: Michael D. Weiner
Its: Authorized Signatory

ARES OWNERS HOLDINGS L.P.

By:	ARES PARTNERS HOLDCO LLC
Its:	General Partner

/s/ Michael D. Weiner
By: Michael D. Weiner
Its: Authorized Signatory